SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 1, 2004

ASHFORD HOSPITALITY TRUST, INC.

(Exact name of registrant as specified in its charter)

MARYLAND (State of Incorporation)	001-31775 (Commission File Number)	86-1062192 (I.R.S. Employer Identification Number)

14185 Dallas Parkway, Suite 1100 Dallas, Texas (Address of principal executive offices)	75254 (Zip code)

Registrant’s telephone number, including area code: (972) 490-9600

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 REGULATION FD DISCLOSURE
SIGNATURE

ITEM 7.01 REGULATION FD DISCLOSURE

On November 24, 2004, Ashford Hospitality Trust, Inc. (“Ashford” or the “Company”) issued a press release indicating that Ashford would provide an online simulcast of its presentation to the investment community at the Friedman, Billings, Ramsey 11th Annual Investor Conference in New York City. The presentation took place on Wednesday, December 1, 2004, at 11:00 a.m. Eastern Time. The live simulcast of Ashford’s presentation is available online at the Company’s website at www.ahtreit.com as well as http://wsw.com/webcast/fbr7/aht. The online replay will be available for 60 days.

In this presentation, in response to a question about the Company’s expectations for dividend growth in the future, Monty Bennett, President and Chief Executive Office of Ashford, indicated generally that the Company is inclined and would like to continue to grow its dividend to shareholders. The timing for this growth is being discussed internally. The Company currently is considering whether it is better to increase the dividend for the fourth quarter of 2004, to a stabilized dividend which would be maintained consistent for the year 2005 or longer, or to take a more cautious approach by keeping the dividend flat for the fourth quarter and growing it slightly to a Company goal of $0.18 per quarter until the Company has additional operational history for the its recently acquired assets.

Mr. Bennett further indicated that to date, Company guidance with respect to the fourth quarter has been that the dividend would be maintained flat with the possibility of growth. Mr. Bennett further indicated that the Company probably would not increase its dividend above the goal of $0.18 per quarter until, at the earliest, late 2005, or 2006, as the Company’s portfolio grows.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 2, 2004

ASHFORD HOSPITALITY TRUST, INC.
By:	/s/ DAVID J. KIMICHIK
David J. Kimichik
Chief Financial Officer